Exhibit 99.1
ATLANTIS PLASTICS, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(In thousands, except share and per share data)	2006 (1)	2005

ASSETS
Cash and cash equivalents	$47	$178
Accounts receivable (net of allowances of $1,944 and $1,835, respectively)	57,750	57,075
Inventories, net	41,824	41,667
Other current assets	8,127	7,513
Deferred income tax assets	3,981	3,694

Total current assets	111,729	110,127

Property and equipment, net	68,195	69,208
Goodwill, net of accumulated amortization	51,351	51,351
Other assets	6,703	8,226

Total assets	$237,978	$238,912

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$37,095	$47,944

Current maturities of long-term debt, including long-term debt classified as current of $129,900 as of September 30, 2006	131,632	1,970
Other current liabilities	356	356

Total current liabilities	169,083	50,270

Long-term debt	77,550	197,195
Deferred income tax liabilities	10,877	10,628
Other liabilities	1,174	702

Total liabilities	258,684	258,795

Commitments and contingencies	—	—

Shareholders’ deficit:
Class A Common Stock, $0.0001 par value, 20,000,000 shares authorized, 6,113,158 shares issued and outstanding in 2006 and 2005	1	1
Class B Common Stock, $0.0001 par value, 7,000,000 shares authorized, 2,142,665 shares issued and outstanding in 2006 and 2005	—	—
Additional paid-in capital	284	—
Accumulated other comprehensive income (net of income taxes of $768 and $862, respectively)	1,509	1,652
Accumulated deficit	(22,500)	(21,536)

Total shareholders’ deficit	(20,706)	(19,883)

Total liabilities and shareholders’ deficit	$237,978	$238,912

(1)	Unaudited